SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 29, 2011

RACKWISE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163172	26-3439890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 California Street, Suite 2450 San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

(415) 946-8948
(Registrant’s telephone number, including area code)

Visual Network Design, Inc.
(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2011, Visual Network Design, Inc., a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company merged with its newly formed, wholly owned subsidiary, Rackwise, Inc., a Nevada corporation (“Merger Sub” and such merger transaction, the “Merger”). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named Rackwise, Inc.

As permitted by Chapter 92A.180 of Nevada Revised Statutes, the sole purpose of the Merger was to effect a change of the Company’s name. Upon the filing of Articles of Merger (the “Articles of Merger”) with the Secretary of State of Nevada on September 29, 2011 to effect the Merger, the Company’s articles of incorporation were deemed amended to reflect the change in the Company’s corporate name.

A copy of the Articles of Merger as filed with the Secretary of State of Nevada on September 29, 2011 is attached as Exhibit 2.1. A copy of the Merger Agreement is attached as Exhibit 2.2.

The Company’s common stock will temporarily remain listed for quotation on OTC Markets and the OTC Bulletin Board under the current symbol “VNDI” until new a symbol is assigned by Financial Industry Regulatory Authority, Inc. (FINRA). The Company will publicly announce the new trading symbol when assigned by FINRA and the effective date of the symbol change.

The name change was effected to better reflect the Company’s business operations as the Company’s operating subsidiary Visual Network Design, Inc., a Delaware corporation, does business under the name Rackwise.

Item 4.01	Changes in Registrant’s Certifying Accountant

On September 30, 2011, we dismissed Lake & Associates CPA’s LLC (“Lake & Associates”) as our independent registered public accounting firm and appointed Marcum LLP (“Marcum”) to serve as our new independent registered public accounting firm. The dismissal of Lake & Associates and appointment of Marcum was approved by our board of directors.

Lake & Associates’ report on our financial statements for each of the past two fiscal years ended October 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

During the fiscal years ended October 31, 2010 and 2009 and the subsequent interim period through September 30, 2011, there were no: (i) disagreements with Lake & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to the satisfaction of Lake & Associates, would have caused Lake & Associates to make reference to the matter in their report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested Lake & Associates to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  The requested letter has been furnished and is filed herewith as Exhibit 16.1.

During the fiscal years ended October 31, 2010 and 2009 and the subsequent interim period through September 30, 2011, neither we nor anyone acting on our behalf consulted Marcum regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On September 29, 2011, Robert B. Ney submitted his resignation as Chief Executive Officer, President and a director of the Company, effective as of September 30, 2011. Mr. Ney continues to work for the Company in a senior management position.

The Company’s Board of Directors accepted Mr. Ney’s resignation and appointed Guy A. Archbold, effective as of September 30, 3011, as the Company’s Chief Executive Officer and President and elected Mr. Archbold as a director of the Company to fill the vacancy created by the resignation of Mr. Ney.

Mr. Archbold, age 59, has more than 30 years of senior management and entrepreneurial experience in Finance, Investment Banking, Merchant Banking, Venture Capital, Portfolio Management and Alternative Green Energy. From June 2009 through September 2011, Mr. Archbold worked for Black Diamond Financial Group, LLC, a manager of limited partnerships involved in venture capital investments, as a Director and Portfolio Advisor. From March 2001 through August 2008, he worked for Chapeau, Inc. dba BluePoint Energy, an energy management company which provided state-of-the-art, technology based, environmentally responsible (green), demand response and combined heat and power solutions to commercial and industrial users across the majority of the public and private industry sectors including hospitality, retail, healthcare, manufacturing and government, as its President, Chief Executive Officer and Chairman.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

See Item 1.01 above.

Item 8.01	Other Events.

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

2.1	Articles of Merger as filed with the Nevada Secretary of State on September 29, 2011

2.2	Agreement and Plan of Merger, dated September 29, 2011, by and between Visual Network Design, Inc. and Rackwise, Inc.

16.1	Letter from Lake & Associates CPA’s LLC regarding changes in Registrant’s certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: October 5, 2011	By:	/s/ Guy A. Archbold
Name: Guy A. Archbold
Title: President